Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sanders Morris Harris Group Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-72325, 333-37326, and 333-99859) on Form S-8 and (Nos. 333-122973, 333-126672, 333-134448, 333-140506, and 333-155455) on Form S-3 of Sanders Morris Harris Group Inc. of our reports dated March 16, 2009, except as to notes 1 and 24,  which are as of December 10, 2009, with respect to the consolidated balance sheets of Sanders Morris Harris Group Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2008,  which report appears in this current report on Form 8-K of Sanders Morris Harris Group Inc.

Our report with respect to the consolidated financial statements refers to a change in method of accounting for certain securities owned in 2008 due to the adoption of FASB Statement No. 157, Fair Value Measurements.

/s/ KPMG LLP

Houston, Texas
December 10, 2009